OMB APPROVAL
FORM 3                                              ----------------------------
                                                    OMB Number: 3235-0104
                                                    Expires: December 31, 2001
                                                    Estimated average burden
                                                    hours per response.......0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     SmithKline Beecham plc
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   (Last)                            (First)              (Middle)

     New Horizons Court, Brentford
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                                    (Street)

     Middlesex TW8 9EP, England
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     10/7/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Block Drug Company, Inc. (BLOCA)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
Class A Common Stock, par value
$.10 per share                            0 shares(1)                Not applicable         Not applicable
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Class B Common Stock, par value
$.10 per share                            0 shares(1)                Not applicable         Not applicable
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

      Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


------------
(1)  See Explanation of Responses.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Not applicable.
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
Explanation of Responses:

            See Attachment B


** Intentional misstatements or omissions of facts constitute Federal Criminal


   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SMITHKLINE BEECHAM PLC

  /s/ James Ford                                    10/17/00
---------------------------------------         ------------------
   **Signature of Reporting Person                    Date
By: Name: James Ford
    Title: Attorney-in-fact


SB ACQUISITION CORP.

  /s/ Donald F. Parman                              10/17/00
---------------------------------------         ------------------
   **Signature of Reporting Person                    Date
By: Name: Donald F. Parman
    Title: Assistant Secretary

                                                                    Attachment A
                                                                    ------------


                           Additional Reporting Person

SB Acquisition Corp., a New Jersey corporation, located at One Franklin Plaza, 200 N. 16th Street, Philadelphia, Pennsylvania 19101, is a wholly-owned subsidiary of SmithKline Beecham plc and joins SmithKline Beecham plc as a filer for purposes of this Form 3.

                                                                    Attachment B
                                                                    ------------

                            Explanation of Responses

SmithKline Beecham plc ("Parent") and its wholly-owned subsidiary, SB Acquisition Corp. ("Subsidiary"), entered into a Voting and Tender Agreement dated October 7, 2000 with certain shareholders of Block Drug Company, Inc. pursuant to which Parent and Subsidiary have beneficial ownership of certain shares of Class A common stock and Class B common stock of Block Drug Company, Inc., but do not have a pecuniary interest in such shares.



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